Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 24, 2009, Resources Connection, Inc. (the “Company”) filed an initial report on Form 8-K with the Securities and Exchange Commission reporting the acquisition of certain assets of Sitrick And Company, a California corporation (“Sitrick Co”), and Brincko Associates, Inc., a California corporation (“Brincko”) through the purchase of all of the outstanding membership interests in Sitrick Brincko Group, LLC, a Delaware limited liability company (“Sitrick Brincko Group”), pursuant to a Membership Interest Purchase Agreement by and among the Company, Sitrick Co, Michael S. Sitrick, an individual, Brincko and John P. Brincko, an individual. In addition, on the same date, the Company completed its acquisition of the personal goodwill of Mr. Sitrick pursuant to a Goodwill Purchase Agreement by and between the Company and Mr. Sitrick. Sitrick Co and Brincko were unrelated entities as of the date of acquisition. This Form 8-K/A amendment provides additional information to the initial 8-K/A filed January 4, 2010; specifically, the pro forma balance sheet as of August 29, 2009 and the pro forma consolidated statement of operations for the three months ended August 29, 2009 have been updated to include the balance sheets of Sitrick Co and Brincko as of September 30, 2009 and the statements of operations of Sitrick Co and Brincko for the three months ended September 30, 2009.
At the closing, the Company paid to Sitrick Co, Brincko and Mr. Sitrick (collectively, the “Sellers”) an aggregate of $28,564,287 in cash and 822,060 restricted shares of common stock (the number of shares determined using a share exchange price of $18.71) of the Company, par value $0.01 per share, for 100% of the Sitrick Brincko Group membership interests and the goodwill. For financial reporting purposes, the restricted shares were valued at $16,137,037, based upon the closing date share price of $19.63. In addition, the Sellers will be entitled to receive contingent consideration provided that Sitrick Brincko Group’s average annual earnings before interest, taxes, depreciation and amortization, or EBITDA, over a period of four years from the date of closing exceeds $11,250,816. In certain change-of-control events involving the Company or Sitrick Brincko Group, the Sellers would be entitled to accelerate the earn-out payments, without a floor on EBITDA. The Company may, in its sole discretion, pay up to 50% of any earn-out payments in restricted stock of the Company.
The unaudited pro forma condensed combined statements of operations for three months ended August 29, 2009 combine the historical consolidated statements of operations of the Company, Sitrick Co and Brincko, giving effect to the acquisition as if it had occurred on June 1, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended August 29, 2009 include the results of operation of the Company for the three months ended August 29, 2009, Sitrick Co for the three months ended September 30, 2009 and Brincko for the three months ended September 30, 2009. The unaudited pro forma condensed combined balance sheet as of August 29, 2009 combines the historical consolidated balances sheets of the Company as of August 29, 2009 with the historical balance sheets of Sitrick Co and Brincko as of September 30, 2009, giving effect to the acquisition as if it had occurred on August 29, 2009. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to only give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:
•	Separate historical financial statements of Sitrick Co as of and for the nine months ended September 30, 2009 and 2008 (unaudited) and the related notes included within this Form 8-K/A;

•	Separate historical financial statements of Brincko as of and for the nine months ended September 30, 2009 and September 30, 2008 (unaudited) and the related notes included within this Form 8-K/A;

•	Separate historical financial statements of the Company as of and for the three months ended August 29, 2009 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 29, 2009.
For ease of reference, all pro forma statements use the Company’s period-end date and no adjustments were made to Sitrick Co or Brincko’s reported information for their different quarter-end dates.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between the Company, Sitrick Co or Brincko during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The Company did not acquire certain assets and liabilities of Sitrick Co and Brincko. These assets and liabilities include 1) certain property and equipment of Sitrick Co and Brincko; 2) debt related to certain property and equipment or due to the CEO of Sitrick Co; and 3) pension liabilities of Brincko. Accordingly, the pro forma adjustments eliminate these assets and liabilities in the pro forma condensed combined balance sheet as of August 29, 2009 or the related expenses in the pro forma condensed combined statements of operations for the three months ended August 29, 2009.
The unaudited pro forma condensed combined financial information does not reflect any operating synergies or other operational improvements, if any, that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of the Company and Sitrick Brincko Group or the costs necessary to achieve potential operating synergies and revenue enhancements. Additionally, under the terms of the acquisition, up to 20% of the contingent consideration is payable to employees of Sitrick Brincko Group to the extent certain EBITDA growth targets are met. The unaudited pro forma condensed statements of operations and balance sheets do not reflect any adjustments with respect to this provision.

RESOURCES CONNECTION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF AUGUST 29, 2009
(Unaudited)
(amounts in thousands)

	Resources	Sitrick And	Brincko	Pro Forma	Note	Pro Forma
	Connection, Inc.	Company Inc.	Associates, Inc.	Adjustments	Reference	Combined
ASSETS
Current assets:
Cash and cash equivalents	$133,523	$4,172	$19	$(28,564)	1	$109,150
Short-term investments	23,250	—	—	—		23,250
Accounts receivable, net	61,940	6,252	799	—		68,991
Prepaid expenses and other current assets	3,506	327	2	—		3,835
Income taxes receivable	6,622	—	—	—		6,622
Deferred income taxes	10,162	—	—	—	6	10,162

Total current assets	239,003	10,751	820	(28,564)		222,010
Goodwill	111,654	—	—	60,754	2	172,408
Intangible assets, net	5,988	—	—	10,050	2	16,038
Property and equipment, net	33,355	12,820	3	(12,675)	3	33,503
Deferred income taxes	3,201	—	—	23,698	2,6	26,899
Other assets	1,476	373	6	—		1,855

Total assets	$394,677	$23,944	$829	$53,263		$472,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to bank and CEO	$—	$1,182	$—	$(1,182)	4	$—
Accounts payable and accrued expenses	14,485	621	297	—		15,403
Accrued salaries and related obligations	31,805	1,385	—	—		33,190
Other current liabilities	3,789	5,002	230	(3,644)	4	5,377

Total current liabilities	50,079	8,190	527	(4,826)		53,970
Other long-term liabilities	2,287	188	200	57,620	4	60,295
Notes payable to bank and CEO	—	14,265	—	(14,265)	4	—
Deferred income taxes	2,069	683	—	(683)	6	2,069

Total liabilities	54,435	23,326	727	37,846		116,334

Commitments and contingencies Stockholders’ equity:
Common stock	537	1	1	(2)	5	537
Additional paid-in capital	290,567	—	10	(506)	5	290,071
Accumulated other comprehensive gain (loss)	1,297	—	(502)	502	5	1,297
Retained earnings	301,735	2,841	593	(7,920)	5	297,249
Dividends paid	(60,652)	—	—	—		(60,652)
Treasury stock	(193,242)	(2,224)	—	23,343	5	(172,123)

Total stockholders’ equity	340,242	618	102	15,417	5	356,379

Total liabilities and stockholders’ equity	$394,677	$23,944	$829	$53,263		$472,713

RESOURCES CONNECTION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATION
FOR THE THREE MONTHS ENDED AUGUST 29, 2009
(Unaudited)
(in thousands, except per share amounts)

	Resources	Sitrick And	Brincko	Pro Forma	Note	Pro Forma
	Connection, Inc.	Company Inc.	Associates, Inc.	Adjustments	Reference	Combined
Revenue	$118,263	$5,714	$891	$—		$124,868
Direct cost of services	73,124	—	447	1,353	7,8	74,924

Gross profit	45,139	5,714	444	(1,353)		49,944
Selling, general and administrative expenses	51,637	4,736	192	(2,228)	7,8	54,337
Amortization of intangible assets	393	—	—	968	2	1,361
Depreciation expense	2,200	391	3	(374)	3	2,220

(Loss) income from operations	(9,091)	587	249	281		(7,974)
Interest (income) expense, net and other income	(179)	225	(7)	(157)	4	(118)

(Loss) income before (benefit) provision for income taxes	(8,912)	362	256	438		(7,856)
(Benefit) provision for income taxes	(1,726)	(110)	7	536	6	(1,293)

Net (loss) income	$(7,186)	$472	$249	$(98)		$(6,563)

Net (loss) income per common share:
Basic	$(0.16)					$(0.14)

Diluted	$(0.16)					$(0.14)

Weighted average common shares outstanding:
Basic	45,302			822	5	46,124

Diluted	45,302			822	5	46,124

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(amounts in thousands, except shares of stock)
Introductory Comments
The aggregate estimated purchase consideration for the acquisition is as follows:

Cash	$28,564
822,060 shares of Company common stock, valued at $19.63 per share	16,137
Estimated future contingent consideration payable, net of amount allocable to Sitrick Brincko Group employees	57,820

Total	$102,521

     The estimated future contingent consideration will be payable to the Sellers in a lump sum following the fourth anniversary of the acquisition only if the average (calculated from each of the four one-year periods following the acquisition date) earnings before interest, taxes, depreciation and amortization (“EBITDA”) exceed $11.3 million. At the end of the four-year earn-out period, the Company will determine if the average annual EBITDA exceeded $11.3 million; if so, the contingent consideration payable is determined by multiplying the average annual EBITDA by 3.15 (representing the agreed upon multiple to be paid by the Company as specified in the Membership Interest Purchase Agreement).
     Under accounting rules for business combinations effective for the Company at the beginning of fiscal 2010, obligations that are contingently payable to the Sellers based upon the occurrence of one or more future events are to be recorded as a discounted liability on the Company’s balance sheet. The Company determined the fair value of the obligation to pay contingent consideration based on a number of different projections of the average EBITDA during the four year earn-out measurement period and then assigned a probability weight to each scenario. The resultant probability-weighted average EBITDA amounts were then multiplied by 3.15 (the agreed upon multiple to be paid by the Company as specified in the Membership Interest Purchase Agreement). The Company recorded this potential future obligation using an original discount rate of 1.9%, representing the time value of money over the four year period. Because the contingent consideration is not subject to a ceiling and future EBITDA of Sitrick Brincko Group is theoretically unlimited, the range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement is between $0 and an unlimited amount. The estimated fair value of the contractual obligation to pay the contingent consideration recognized in the pro forma financial statements was $57.8 million.
     In addition, under the terms of the Membership Interest Purchase Agreement and Goodwill Purchase Agreement, up to 20% of the contingent consideration is payable to the employees of Sitrick Brincko Group at the end of the measurement period to the extent certain EBITDA growth targets are met. The Company records the estimated fair value of the contractual obligation to pay the employee portion of contingent consideration as compensation expense over the service period as it is deemed probable that specific performance of the growth targets will be achieved. No portion of the contingent consideration is earned until the end of the four-year period and no pro forma adjustment has been made with respect to any amount of contingent consideration that would be classified as employee compensation, as any such amount could not be factually supported based upon the terms of acquisition for the three months ended August 29, 2009. The Company will record the estimated fair value of the contractual obligation to pay the employee portion of the contingent consideration as it is deemed probable that such amount is payable.
     In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 805 Business Combinations, the Company will periodically reassess the estimated fair value of the contractual obligation to pay the contingent consideration and any changes in estimated fair value will be recorded in the Company’s statement of operations. The estimate of the fair value of contingent consideration requires very subjective assumptions to be made of various potential operating results scenarios and discount rates. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and therefore materially affect the Company’s future financial results. In addition, the estimate of the fair value of the employee portion of contingent consideration payable requires very subjective assumptions to be made of future operating results. Future revisions to these assumptions could materially change the estimate of the fair value of the employee portion of contingent consideration and therefore materially affect the Company’s future financial results.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on an as if basis of August 29, 2009 (in thousands):

Cash and cash equivalents	$4,191
Accounts receivable	7,051
Prepaid expenses and other current assets	329
Intangible assets	10,050
Property and equipment, net	148
Other assets	379

Total identifiable assets	22,148

Accounts payable and accrued expenses	918
Accrued salaries and related obligations	1,385
Other current liabilities	1,588
Other long-term liabilities	188

Total liabilities assumed	4,079

Net identifiable assets acquired	18,069
Goodwill, other intangible assets and deferred tax assets	84,452

Net assets acquired	$102,521

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the pro forma date to estimate the fair value of assets acquired and liabilities assumed. The Company believes this information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair value estimates. Thus, the provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one-year from the acquisition date.

1. Cash
The acquisition was funded using available cash from the Company and the issuance of the Company’s restricted stock. The total cash portion of the transaction was approximately $28.6 million. Accordingly, an adjustment to lower interest income is appropriate as discussed in note 4.
2. Goodwill, Intangibles, Long-Term Liability and Amortization of Intangibles
In connection with the acquisition of Sitrick Co and Brincko, the Company’s management will allocate the purchase price to the fair value of the net assets acquired. In its initial estimate of this allocation, the Company’s management estimates the excess of the initial purchase price over the fair value of assets acquired to be approximately $13.9 million. In addition, the Company is required to estimate the amount of the earn-out that may be paid dependent upon the achievement of certain adjusted earnings before interest, income taxes, depreciation and amortization over a period of four years from the date of closing. Based on an assessment of a number of possible earn-out scenarios over the four years, management has estimated the earn-out value to be $57.8 million, net of the amount allocable to Sitrick Brincko Group employees. Related to this estimate, the Company has also recorded a deferred tax asset of approximately $23.7 million, reflecting the Company’s estimate of the temporary difference between book and tax treatment of the earn-out at a 41% tax rate. Of the total purchase price, the Company’s management estimates that $60.8 million will be allocable to intangible assets with indefinite lives and goodwill. The remaining $10.1 million relates to amortizable intangible assets, consisting of customer relationships, non-compete agreements and trade names that will be amortized on a straight-line basis ranging from thirteen months to five years. Accordingly, pro forma amortization expense is estimated to be approximately $968,000 for the three months ended August 29, 2009. Upon completion of the valuation of the fair value of the net assets acquired, actual results may differ materially from those presented herein. The goodwill related to the transaction is expected to be deductible for tax purposes over 15 years. Any contingent consideration payable at the end of the four year earn-out is also expected to be deductible for tax purposes from the date of payment over 15 years.
3. Property and Equipment, net and Depreciation Expense
The Company did not acquire certain artwork, furniture and an aircraft owned by Sitrick Co or automobiles owned by Sitrick Co and Brincko. The pro forma adjustment of $12.7 million reflects the estimate of the net amount of such assets not acquired as of August 29, 2009. The Company has excluded estimated depreciation related to these assets in the pro forma statements of operations of $374,000 for the three months ended August 29, 2009.
4. Notes Payable to Bank and CEO, Other Current Liabilities, Other Long-Term Liabilities and Interest Income, net
The Company did not assume the liabilities related to debt due to the CEO of Sitrick Co or the employee stock ownership plan, airplane or accrued royalties of Sitrick Co or the pension plan of Brincko. The pro forma adjustments to other current liabilities, other long-term liabilities and interest income, net consist of the following (in thousands):

Pro Forma Balance Sheet
Current Liabilities	as of August 29, 2009
Eliminate current portion of notes payable to bank related to ESOP and automobiles	$(390)
Eliminate current portion of notes payable due to Sitrick Co CEO related to aircraft and ESOP	(792)

Total adjustment to notes payable to bank and CEO	$(1,182)

Eliminate amounts related to royalties to Sitrick Co CEO	$(3,384)
Eliminate liability for Brincko pension plan	(187)
Eliminate current deferred income taxes	(73)

Total adjustment to other current liabilities	($3,644)

Pro Forma Balance Sheet as of
Long-Term Liabilities	August 29, 2009
Estimate of contingent consideration due in four years, net of amount allocable to Sitrick Brincko Group employees	$57,820
Elimination of long-term liability for Brincko pension plan	(200)

Total adjustment to other long-term liabilities	$57,620

Eliminate notes payable to bank related to ESOP and automobiles	$(169)
Eliminate long-term portion of notes payable due to Sitrick Co CEO related to aircraft and ESOP	(14,096)

Total adjustments to notes payable to bank and CEO	$(14,265)

The Company used approximately $28.6 million of its cash to acquire Sitrick Co and Brincko. As a result, assuming an average annual interest rate of 1%, the Company’s interest income would be reduced by approximately $70,500 for the three months ended August 29, 2009.
In addition, the pro forma financial statements reflect that the Company will not assume debt owed to banks and Sitrick Co’s CEO as of the date of the transaction. Interest expense of approximately $228,000 has been eliminated for the three months ended August 29, 2009.

Pro Forma Statement
of Operations for
the three months
ended August 29,
Interest Income, net (in thousands)	2009
Estimate of eliminated interest expense related to debt not assumed in the transaction	$(228)
Estimate of interest income not earned if transaction occurred on June 1, 2008	71

Total adjustment to interest income, net	$(157)

5. Stockholders’ Equity
The various historical balances in the stockholders’ equity accounts of Sitrick Co and Brincko will be eliminated at the date of completion of the transaction. In addition, the Company issued 822,060 shares of restricted stock in connection with the transaction from its balance of Treasury Stock shares held. The following pro forma adjustments to the common stock, additional paid-in capital, treasury stock, retained earnings and dividends accounts will occur on an as if basis on August 29, 2009 (in thousands):

		Additional Paid-In		Other Comprehensive		Total Stockholders’
Stockholders’ Equity	Common Stock	Capital	Retained Earnings	Gain	Treasury Stock	Equity
Issuance of restricted stock of Resources Connection, Inc. from existing treasury shares	$—	$(496)	$(4,486)	$—	$21,119	$16,137
Elimination of equity accounts of Sitrick Co and Brincko	(2)	(10)	(3,434)	502	2,224	(720)

Total adjustments	$(2)	$(506)	$(7,920)	$502	$23,343	$15,417

6. Deferred Income Taxes
As a result of the transaction, the following adjustment is required to the combined deferred income tax accounts as of August 29, 2009:

Pro Forma Balance Sheet as of
Deferred income taxes (in thousands)	August 29, 2009
Elimination of Sitrick Co deferred tax balances	$(683)

Establishment of deferred tax asset related to estimated contingent consideration (Note 2)	$23,698

For purposes of this unaudited pro forma combined financial information, the United States federal statutory tax rate of 35%, adjusted for the state tax rates net of the federal tax benefit, is estimated to be 41% for Sitrick Co, Brincko and pro forma adjustments portion of the combined information. This tax rate does not reflect the Company’s effective tax rate, which includes other tax items such as foreign taxes, other charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined Company.
7. Direct Cost of Services
To conform to the Company’s presentation format, these adjustments represent the reclassification to direct cost of services of $1.4 million for the three months ended August 29, 2009 for the estimate of certain salary and benefit costs and reimbursable costs related to Sitrick Co employees whose time and reimbursable expenses are charged to clients. In the Sitrick Co statements of income, these amounts were included in compensation and related costs and reimbursable costs (and included as a part of selling, general and administrative expenses in the condensed combined statement of operations) and were not apportioned between direct costs incurred related to revenue and general and administrative costs. Reimbursable costs for Brincko also were included as a part of selling, general and administrative costs, requiring reclassification to direct cost of services.

8. Selling, General and Administrative Expenses
Pro forma adjustments to selling, general and administrative expenses are related to the elimination of certain expenses of the Sitrick Co and Brincko businesses that are contractually excluded from the on-going combined operations of the entities. Such expenses include: costs related to ownership of an airplane and automobiles; costs related to an employee stock ownership plan (“ESOP”); costs related to a pension plan; royalties due to Mr. Sitrick for the nonexclusive and revocable right to use certain of his intangible property, including without limitation, his personal name and reputation. In addition, the Company is contractually required to adjust Mr. Sitrick’s annual compensation by $360,000, from a base of $240,000 to $600,000 (pro rated to $90,000 for the three months ended August 29, 2009). As indicated in the footnote related to direct cost of services above, the Company reclassified a total of $1.4 million for the three months ended August 29, 2009 of salary and benefit costs (Sitrick Co employees only) and reimbursable expenses (Brincko and Sitrick Co) from selling, general and administrative expenses to direct cost of services.
The following components comprised the pro forma adjustments to selling, general and administrative expenses (in thousands):

Pro Forma Three
Months Ended August
Selling, general and administrative expenses	29, 2009
Eliminate royalty payment	$(667)
Eliminate expenses related to aircraft and automobiles	(279)
Eliminate expenses related to ESOP and pension plan	(19)
Adjust salary expense to contracted amount	90
Reclassify salaries, related benefits and reimbursable client expenses to direct cost of services	(1,353)

$(2,228)